EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of April 29, 2024 (the “Effective Date”), by and between Paranovus Entertainment Technology Limited, incorporated under the laws of the Cayman Islands (the “Company”), and Ling Guo, an individual (the “Executive”). Except with respect to the direct employment of the Executive by the Company, the term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its subsidiaries and affiliated entities (collectively, the “Group”).

RECITALS

A. The Company desires to employ the Executive as its Chief Financial Officer and to assure itself of the services of the Executive during the term of Employment (as defined below).

B. The Executive desires to be employed by the Company as its Chief Financial Officer during the term of Employment and upon the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1. POSITION

The Executive hereby accepts a position of Chief Financial Officer (the “Employment”) of the Company.

2. TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be one (1) year commencing on the date of this Agreement (the “Effective Date”), unless terminated earlier pursuant to the terms of this Agreement. The Employment will be renewed automatically for additional one-year terms if neither the Company nor the Executive provides a notice of termination of the Employment to the other party or otherwise proposes to re-negotiate the terms of the Employment with the other party within three months prior to the expiration of the applicable term.

3. DUTIES AND RESPONSIBILITIES

(a)

The Executive’s duties at the Company will include all jobs assigned by the Company’s Board of the Directors (the “Board”), within the work scope agreed by the Executive when hired. Both the Board and the Executive agree that the compensation and benefits for the Executive will be open to renegotiation if any change will be made to the initial scope of work.

(b)

The Executive shall devote his attention and skills to the performance of his duties at the Company and shall faithfully and diligently serve the Company in accordance with this Agreement, the Certificate of Incorporation and Memorandum and Articles of Association of the Company, as amended and restated from time to time (the “Charter Documents”), and the guidelines, policies and procedures of the Company approved from time to time by the Board. The Company’s normal business hours are from 8:00 a.m. to 5:00 p.m. EST, Monday through Friday.

4. NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound, except for agreements entered into by and between the Executive and any member of the Group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder.

5. Intentionally Omitted

6. COMPENSATION AND BENEFITS

(a)

Base Salary. The Executive shall receive an annual base salary of $27,000 in cash, to be paid in periodic installments in accordance with the Company’s regular payroll practices, and $27,000 worth of Class A ordinary shares of the Company, par value $0.01 per share (“Class A ordinary shares”) pro-rated over twelve (12)-month period (the “Share Compensation”), payable on December 31 each year. The Share Compensation will be issued at a per share price equal to the average of the closing prices during the twenty (20)-trading-day period including and ending on December 31 (for avoidance of doubt, on December 31, 2024, the Executive will receive $18,000 worth of Class A ordinary shares). Such compensation is subject to annual review and adjustment by the Board.

(b)	Bonus. The Executive shall be eligible for Bonuses determined by the Board.

(c)

Equity Incentives. To the extent the Company adopts and maintains a share incentive plan, the Executive will be eligible to participate in such plan pursuant to the terms thereof as determined by the Board.

(d)

Benefits. The Executive is eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan.

(e)	Vacation. 4 weeks paid time off (PTO) every year. PTO is accrued on a monthly basis for each full month of employment.

(f)

Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable ordinary and necessary travel and other expenses incurred by the Executive in the performance of his duties under this Agreement; provided that he properly accounts for such expenses in accordance with the Company’s policies and procedures.

(g)

Insurance. Company shall purchase Director & Officer insurance (the “Insurance”) with coverage for the Executive that is customary for companies similar to Paranovus Entertainment Technology Limited. The Insurance should be in place before the Executive starts to perform any duties under this Agreement.

7. TERMINATION OF THE AGREEMENT

(a)	By the Company.

(i) For Cause. The Company may terminate the Employment for cause, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement,

(2) the Executive has been grossly negligent or acted dishonestly to the detriment of the Company,

Upon termination for cause, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(ii) For death and disability. The Company may also terminate the Employment, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the Executive has died, or

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(2) the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, with or without reasonable accommodation, for more than 120 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Upon termination for death or disability, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(iii) Without Cause. The Company may terminate the Employment without cause, at any time, upon one-month prior written notice. Upon termination without cause, the Company shall provide the following severance payments and benefits to the Executive: (1) a lump sum cash payment equal to 1 month of the Executive’s base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination, if any; (3) payment of premiums for continued health benefits under the Company’s health plans for 12 months fo1lowing the termination, if any; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive.

Upon termination without cause, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination.

(iv) Change of Control Transaction. If the Company or its successor terminates the Employment upon a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity (the “Change of Control Transaction”), the Executive shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to 1  month of the Executive’s base salary at a rate equal to the greater of his/her annual salary in effect immediate1y prior to the termination, or his/her then current annua1 salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his/her target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under the Company’s health plans for 12 months fo1lowing the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive.

(b)	By the Executive.

(i)

The Executive may terminate the Employment at any time, if (1) there is a reduction in the Executive’s authority, duties and responsibilities, or (2) there is a reduction in the Executive’s annual salary. Upon the Executive’s termination of the Employment due to either of the above reasons, the Company shall provide compensation to the Executive equivalent to 1 month of the Executive’s base salary that he is entitled to immediately prior to such termination and any unpaid employee benefits and business reimbursement occurred before the termination.

(ii)

Other than the termination condition stated in Section 7(b)(i), the Executive may terminate Employment prior to the expiration of the Agreement at any time with a 30-day written notice to the Company without cause. The Company shall provide the following payments and benefits to the Executive: (1) a lump sum cash payment equal to 1 month of the Executive’s base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination, if any; (3) payment of premiums for continued health benefits under the Company’s health plans for 12 months fo1lowing the termination, if any; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive.

(c)

Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

8. CONFIDENTIALITY AND NON-DISCLOSURE

(a)

Confidentiality and Non-disclosure. The Executive hereby agrees at all times during the term of the Employment and after his termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without prior written consent of the Company, any Confidential Information, except as required by any applicable law, regulation or legal process or as necessary in the course of the Executive’s business relationship with the Company, including but not limited to showing certain information to the Executive’s attorneys or advisors. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Company, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the Company does business, information regarding the skills and compensation of other employees of the Company or other business information disclosed to the Executive by or obtained by the Executive from the Company, its affiliates, or their respective clients, customers or partners, either directly or indirectly, in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information 1) that is generally available and known to the public through no fault of the Executive; 2) that is known to the Executive before such information is disclosed by the Company; 3) that is known to the Executive from a source other than the Company; 4) that is developed by the Executive without reliance on the Company’s Confidential Information.

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(b)

Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his work or using the facilities of the Company are property of the Company and subject to inspection by the Company at any time. Upon termination of the Executive’s employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company and will provide written certification of his compliance with this Agreement. Under no circumstances will the Executive have, following his  termination, in his possession any property of the Company, or any documents or materials or copies thereof containing any Confidential Information.

(c)

Third Party Information. The Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Company and such third parties, during the Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 8 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 8, the Company shall have right to seek remedies permissible under applicable law.

9. Indemnification

The Company shall, to the maximum extent provided under applicable law, indemnify and hold the Executive harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, his performance of duties, other than any such Losses incurred as a result of his gross negligence or willful misconduct. The Company shall advance to the Executive any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by the Executive in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; and (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought.

10. WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

11. ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a Change of Control Transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

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12. SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, including any prior agreements between the Executive and a member of the Group. The Executive acknowledges that he or she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Executive and the Company.

14. GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of New York and each of the parties irrevocably consents to the jurisdiction and venue of the federal and state courts located in New York.

15. AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

16. WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17. NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

18. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Paranovus Entertainment Technology Limited

By:	/s/ Alex Lightman
Name:	Alex Lightman
Title:	Chairman of the Nominating and Governance Committee

Executive

Signature:	/s/ Ling Guo
Name:	Ling Guo

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